UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              --------------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
            RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)

                               (Amendment No. 1 )1


                             IDX SYSTEMS CORPORATION
                             -----------------------
                                (Name of Issuer)


                          COMMON STOCK, PAR VALUE $0.01
                          -----------------------------
                         (Title of Class of Securities)


                                   449491 10 9
                                   -----------
                                 (CUSIP Number)


                                  May 15, 2002
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [   ]    Rule 13d-1(b)
         [X]      Rule 13d-1(c)
         [   ]    Rule 13d-1(d)
---------

1The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 449491 10 9                  13G                     Page 2 of 5 Pages
--------------------------------------------------------------------------------
1          NAMES OF REPORTING PERSONS.
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Robert H. Hoehl FLITE Trust Under Agreement Dated December 12, 2001
           ###-##-####

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a)  [   ]
                                                                 (b)  [   ]
           Inapplicable
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
3          SEC USE ONLY


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           U.S.A.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       5    SOLE VOTING POWER

                            -0-


NUMBER OF SHARES       6    SHARED VOTING POWER
BENEFICIALLY OWNED
BY EACH REPORTING           -0-
PERSON WITH
                       7    SOLE DISPOSITIVE POWER

                            -0-

                       8    SHARED DISPOSITIVE POWER

                            -0-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           -0-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           Inapplicable
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0%
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON

           OO
--------------------------------------------------------------------------------

CUSIP No. 449491 10 9                                          Page 3 of 5 Pages


Item 1(a)         Name of Issuer:
                  ---------------

                  IDX Systems Corporation

Item 1(b)         Address of Issuer's Principal Executive Offices:
                  ------------------------------------------------

                  40 IDX Drive
                  P.O. Box 1070
                  South Burlington, Vermont  05403

Item 2(a)         Name of Person Filing:
                  ----------------------

                  Robert H. Hoehl FLITE Trust Under Agreement Dated December 12, 2001


Item 2(b)         Address of Principal Business Office or, if None, Residence:
                  ------------------------------------------------------------

                  8473 Bay Colony Drive
                  Biltmore #1602
                  Naples, FL  34108

Item 2(c)         Citizenship:
                  ------------

                  United States of America

Item 2(d)         Title of Class of Securities:
                  -----------------------------

                  Common Stock, $0.01 par value

Item 2(e)         CUSIP Number:
                  -------------

                  449491 10 9

Item 3            Description of Person Filing:
                  -----------------------------

                  Inapplicable

Item 4            Ownership:
                  ----------

(a)      Amount Beneficially owned:
         -------------------------

         -0-

CUSIP No. 449491 10 9                                          Page 4 of 5 Pages


(b)      Percent of Class: 0%
         ----------------

(c)      Number of Shares as to Which Such Person Has:
         --------------------------------------------


(i)      sole power to vote or to direct the vote:  -0-
(ii)     shared power to vote or to direct the vote:  -0-
(iii)    sole power to dispose or to direct the disposition of:  -0-
(iv)     shared power to dispose or to direct the disposition of: -0-

Item 5            Ownership of Five Percent or Less of a Class:
                  ---------------------------------------------

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6          Ownership of More than Five Percent on Behalf of Another Person:
                ----------------------------------------------------------------

                  Inapplicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent
                  Holding Company or Control Person:
                  --------------------------------------------------------------

                  Inapplicable

Item 8            Identification and Classification of Members of the Group:
                  ----------------------------------------------------------

                  Inapplicable

Item 9            Notice of Dissolution of a Group:
                  ---------------------------------

                  Inapplicable

Item 10           Certifications:
                  ---------------

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 449491 10 9                                          Page 5 of 5 Pages

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                     DATED: June 6, 2002



                                    /S/ CYNTHIA K. HOEHL, TRUSTEE
                                    ----------------------------------
                                    Cynthia K. Hoehl, as Trustee of the
                                    Robert H. Hoehl FLITE Trust U/A
                                    dated December 12, 2001